Exhibit 2.6

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is executed as of January 12, 2005, by and among BioMarin Pharmaceutical Inc., a Delaware corporation, BioMarin Pediatrics Inc., a Delaware corporation and wholly-owned subsidiary of BioMarin Pharmaceutical Inc., Medicis Pharmaceutical Corporation, a Delaware corporation, and Medicis Pediatrics, Inc. (formerly known as Ascent Pediatrics, Inc.), a Delaware corporation, a wholly-owned subsidiary of Medicis Pharmaceutical Corporation. Each is referred to herein as a “Party” and collectively as the “Parties.”

AGREEMENT

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Definitions.

Unless otherwise defined herein or the context otherwise requires, the capitalized terms appearing herein shall have the respective meanings ascribed to them in the License Agreement dated as of May 18, 2004 by and among the Parties (the “License Agreement”).

2. Amendment. The License Agreement is hereby amended as follows:

2.1 All references to the “Agreement” in the License Agreement shall mean the License Agreement, as modified or amended from time to time in accordance therewith, including as amended by this Amendment.

2.2 Section 1.1(eee) of the License Agreement is hereby amended to read in its entirety as follows:

“(eee) ‘Securities Purchase Agreement’ means that certain Securities Purchase Agreement among BioMarin, BioMarin Acquisition, Medicis and Ascent dated as of the Effective Date, as modified or amended from time to time in accordance therewith.”

2.3 Section 2.2 of the License Agreement is hereby amended to read in its entirety as follows:

“The License shall be exclusive to BioMarin Acquisition even as against Ascent and its Affiliates; provided, however, that Ascent and its Affiliates reserve the royalty-free, exclusive right (with the right to sublicense), to and under the Taste Masking Related Licensed Patents, to make, have made, sell, offer for sale, import and use the Primsol trimethoprim HC1 product having the formulation approved by the FDA as specified in NDA #74-374 (Primsol Oral Solution - 25 mg) and NDA #74-973 (Primsol Oral Solution - 50 mg) and improvements thereto (“Primsol” and such reservation of rights, the “Primsol Rights”). The foregoing Primsol Rights shall be reserved to Ascent and its Affiliates (and their respective sublicensees) for the respective periods of the validity of the claims under such patents covering

Primsol and may be assigned to any third party. Accordingly, neither Ascent nor any of its Affiliates shall during the License Term exercise or otherwise practice any of the rights granted to BioMarin Acquisition pursuant to the License.”

2.4 Section 2.3(d) of the License Agreement is hereby amended to read in its entirety as follows:

“(d) Ascent shall not permit or allow any Licensed Assets to be subject to any Encumbrance other than this Agreement, the Lyne License, the Supply Agreement, Permitted Liens, the Security Agreement and the Primsol Rights.”

2.5 Section 4.1(a) of the License Agreement is hereby amended to read in its entirety as follows:

“(a) The License Payments shall total, in the aggregate, $88,400,000, and shall be paid as royalties as follows:

(i) Ten Million Dollars ($10,000,000) (the “Closing License Payment”), payable at the Closing;

(ii) Fifty Million Dollars ($50,000,000) in four quarterly installments of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (each a “First Year Quarterly License Payment”), with one such installment payable on each of August 16, 2004, November 16, 2004, February 16, 2005 and May 16, 2005 (each, a “First Year Quarterly Payment Date”);

(iii) Eight Million Four Hundred Thousand Dollars ($8,400,000) in four quarterly installments of Two Million One Hundred Thousand Dollars ($2,100,000) (each a “Second Year Quarterly License Payment”), with one such installment payable on each of August 16, 2005, November 16, 2005, February 16, 2006 and May 16, 2006;

(iv) Fourteen Million Dollars ($14,000,000) in eight quarterly installments of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (each a “Third and Fourth Year Quarterly License Payment”), with one such installment payable on each of August 16, 2006, November 16, 2006, February 16, 2007, May 16, 2007, August 16, 2007, November 16, 2007, February 18, 2008 and May 16, 2008; and

(v) Six Million Dollars ($6,000,000) in four quarterly installments of One Million Five Hundred Thousand Dollars ($1,500,000) (each a “Fifth Year Quarterly License Payment”), with one such installment payable on each of August 18, 2008, November 17, 2008, February 17, 2009 and May 18, 2009.”

2.6 Section 4.1(b) of the License Agreement is hereby amended to read in its entirety as follows:

“(b) The Contingent Payments Reimbursement Payments shall total, in the aggregate, $10 million, and shall be paid as follows: Ten Million Dollars ($10,000,000) in four quarterly installments of Two Million Five Hundred Thousand Dollars ($2,500,000) (each a “Quarterly Contingent Payments Reimbursement Payment”), with one such installment payable on each of August 16, 2004, November 16, 2004, February 16, 2005 and May 16, 2005.”

2.7 Section 7.2(a) of the License Agreement is hereby amended to read in its entirety as follows:

“Ascent has good and valid title to all of the Licensed Trademarks, Licensed Technology and Licensed Development Technology. Except as identified in Schedule 7.2, none of the Licensed Technology, Licensed Trademarks or Licensed Development Technology is subject to any Encumbrance (including any tax-related Encumbrance), other than the Lyne License, the Supply Agreement, the Security Agreement, any Permitted Liens, and the Primsol Rights.”

2.8 Section 7.4(b) of the License Agreement is hereby amended to read in its entirety as follows:

“Except as identified in Schedule 7.2, Ascent has the right, power and authority to grant licenses under the Licensed Trademarks, Licensed Development Technology, and Licensed Technology to BioMarin Acquisition in accordance with the terms and conditions of this Agreement, free and clear of any Encumbrances, other than the Lyne License, the Supply Agreement, Permitted Liens, the Security Agreement and the Primsol Rights.”

3. No Other Amendments. Except as expressly provided in Section 2 hereof, the License Agreement is not otherwise being amended, modified or supplemented, and it shall remain in full force and effect in accordance with its terms.

4. Incorporation by Reference. Sections 13.1, 13.4, 13.5, 13.6, 13.7, 13.8, 13.10, 13.11, 13.12, 13.13, 13.14, 13.15, 13.20 and 13.21 of the License Agreement are hereby incorporated by reference herein and are made a part of this Amendment to the same extent and with the same force as if fully set forth herein.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.

MEDICIS PEDIATRICS, INC.		BIOMARIN PEDIATRICS INC.

By:	/s/ Mark A Prygocki, Sr.	By:	/s/ G. Eric Davis
Its:	Chief Financial Officer/Sec./Treasurer	Its:	Vice President

MEDICIS PHARMACEUTICAL CORPORATION		BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Mark A Prygocki, Sr.	By:	/s/ Jeffrey H. Cooper
Its:	Executive Vice President, Chief Financial Officer	Its:	Vice President, Controller/ Chief Financial Officer

[Amendment to License Agreement Signature Page]